Exhibit 10.2

SUPPLEMENTAL RETIREMENT PLAN
FOR SENIOR EXECUTIVES

FARMINGTON BANK

Effective January 1, 2009

PLAN OF DEFERRED COMPENSATION WITH
PARTICIPATION AGREEMENT FOR EACH EXECUTIVE

SUPPLEMENTAL RETIREMENT PLAN FOR SENIOR EXECUTIVES

This Supplemental Retirement Plan for Senior Executives (the “Plan”) is adopted by Farmington Bank (the “Bank”) effective January 1, 2009.  The purpose of the Plan us to provide supplemental retirement benefits to certain executives who have been designated by the Board of the Bank as being eligible to participate in the Plan.  It is intended that the Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and is to be construed and interpreted in a manner consistent with the requirements of Section 409A.  The Plan is intended to be a Plan of Deferred Compensation.  Each participant (now or in the future), referred to herein as an “Executive,” will enroll in the Plan by execution of a separate Supplemental Retirement Plan Participation Agreement (“Participation Agreement”) in a form provided by the Bank.  Any reference herein to the “Company” shall refer to First Connecticut Bancorp, Inc.

W I T N E S S E T H:

WHEREAS, Executives are employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Executives and wishes to encourage their continued employment and to provide them with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank desires to draft the Plan to comply with new Section 409A of the Internal Revenue Code (“Code”); and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for its Executives, members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Supplemental Retirement Plan for Senior Executives which controls all issues relating to Supplemental Benefits as described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and Executives agree as follows:

SECTION I
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.2	“Administrator” means the Bank and/or its Board.

1.3	“Annuity Benefit” means a stream of payments to an Executive payable in annual payments of the Yearly Benefit Amount for 20 years certain, commencing on the Annuity Commencement Date.

1.4	“Annuity Commencement Date” means, unless otherwise set forth herein, the Executive’s Benefit Age.

1.5	“Bank” means Farmington Bank and any successor thereto.

1.6
“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by Executive to whom the deceased Executive’s benefits are payable. Such beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Plan Administrator.  If no Beneficiary is so designated, then Executive’s Spouse, if living, will be deemed the Beneficiary. If Executive’s Spouse is not living, then the Children of Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of Executive will be deemed the Beneficiary.

1.7	“Benefit Age” means the birthday on which Executive attains age 65.

1.8	“Board” means the Board of Trustees of the Bank, unless specifically noted otherwise.

1.9
“Cause” means Executive’s:  (i) conviction of a felony; (ii) act of fraud, embezzlement or theft in connection with Executive’s duties or in the course of his employment with the Bank; (iii) intentional or grossly negligent act which causes damage to property of the Bank; (iv) willful or grossly negligent violation of any law, rule, regulation or final administrative action that causes material harm to the Bank or its assets; (v) intentional or grossly negligent breach of fiduciary duty owed to the Bank involving personal profit; (vi) willful failure to discharge, or habitual neglect of, material obligations or duties of Executive’s position; or (vii)  material violation of Section 7.13 of this Plan.  For the purpose of this paragraph, no act, or failure to act, on the part of Executive shall be deemed “intentional” or “willful” unless done, or omitted to be done, by Executive without reasonable belief that his action or omission was in the best interest of the Bank.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated by reason of clause (vi) unless and until Executive is notified in writing by the Board of Directors of such a determination, specifying the particulars thereof in reasonably sufficient detail, and giving the Executive a reasonable opportunity (of not less than thirty (30) days), together with his counsel, to explain to the Board of Directors why clause (vi) has not occurred, followed by a finding by the Board of Directors (1) that, in the good faith opinion of the Board of Directors, Executive has committed an act set forth in clause (vi), (2) specifying the particulars thereof in detail, and (3) determining that such violation has not been corrected, or is not capable of correction.

1.10
“Change in Control” means (1) a change in ownership of the Company or the Bank under paragraph (i) below, or (2) a change in effective control of the Company or the Bank under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (iii) below:

(i)
A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)
A change in the effective control of the Company or the Bank shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or the Bank, as applicable; or (B) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of the corporation is another corporation.

(iii)
A change in the ownership of a substantial portion of the Company’s or the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company or Bank, as applicable, immediately prior to such acquisition.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.  Notwithstanding anything in this subsection to the contrary, a Change in Control shall not be deemed to have occurred either (i) upon the conversion of the Bank’s mutual holding company or any future subsidiary holding company to stock form or any similar transaction or (ii) any public stock offering by the Bank or the Company or any subsidiary holding company.

1.11
“Children” means Executive’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.12	“Code” means the Internal Revenue Code of 1986, as amended.

1.13
“Compensation” means Executive’s total Base Salary and Incentive Bonus paid during a calendar year, including amounts deferred under Section 402(g) of the Code and amounts contributed to a plan under Section 125 of the Code.

1.14
“Death Benefit” means, unless an Executive’s Participation Agreement provides otherwise, a Lump Sum payment equal to the amount that would have been payable as of the date of death if Executive had incurred a voluntary Separation from Service on such date, but without reduction for early retirement.  The time of payment of such benefit shall be as set forth in Section 3.3.

1.15
“Disability” or “Disabled” means that Executive is, by reason of any medically determinable physical or mental impairment, unable to engage in any substantial gainful activity for a continuous period of not less than six months.  If any dispute occurs regarding the existence of the Disability hereunder, the matter shall be resolved by the determination of the Bank in its reasonable judgment, after consultation with a physician to be selected by the Bank.  Executive shall submit to reasonable medical examinations for purposes of such determination provided that any examining physician must be a United States doctor with Board Certification in the applicable areas of specialty and must have an office within a reasonable proximity to Executive’s residence.

1.16	“Disability Benefit” means the benefit described in Section 3.3.

1.17	“Effective Date” of this Plan is January 1, 2009.

1.18	“Estate” means the estate of Executive.

1.19	“Executive” means the executive officer who has been selected and approved by the Board to participate in the Plan and who has agreed to participation by completing a Participation Agreement.

1.20	“Final Average Compensation” means the average of Executive’s highest three (3) years of Compensation within the last five (5) years.

1.21
“Good Reason” means Executive’s resignation from his position(s) with the Company within six (6) months after the occurrence of any of the following actions by the Bank, without the prior written consent of the Executive and which is not remedied within thirty (30) calendar days after receipt by the Bank of written notice from the Executive: (a) a diminution in Executive’s base compensation; (b) a material diminution in Executive’s authority, duties, or responsibilities; (c) the relocation of Executive’s principal place of work to a location more than thirty-five (35) miles from Executive’s current principal place of work; or (d) a material breach by the Bank of any agreement under which Executive provides services, including this Plan.  Notwithstanding the foregoing, if Executive is a party to an employment agreement or change in control agreement that provides a different definition of “Good Reason,” then for these purposes, the Good Reason definition under such other agreement shall control with respect to such Executive for purposes of this Plan and shall be deemed to be incorporated herein.

1.22	“Lump Sum” means payment in a single sum equal to the Present Value of the Annuity Benefit or Accrued Annuity Benefit, as applicable.

1.23
“Normal Benefit Date” means 45 days after the date on which Executive’s Separation from Service occurs, other than due to death or Disability.  In the event of Executive’s death, Normal Benefit Date means 45 days following the date of Executive’s death.  In the event of Executive’s Disability, Normal Benefit Date means Executive’s Benefit Age, unless Executive has elected in the initial execution of the Participation Agreement to commence the Disability Benefit upon Separation from Service, in which case Normal Benefit Date shall mean 45 days after the date on which Executive’s Separation from Service occurs.

1.24	“Normal Benefit Form” means a Lump Sum payment equal to the Present Value, as of the time of payment, of the Annuity Benefit.

1.25
“Participation Agreement” means the agreement between Executive and the Bank which sets forth the particulars of Executive’s Supplemental Benefit and/or other benefits to which Executive or Executive’s Beneficiary becomes entitled under the Plan.

1.26	“Plan Year” means the calendar year.

1.27
“Present Value” means the actuarial present value of a payment stream.  Unless otherwise set forth herein, the Present Value shall be determined using a six percent (6%) discount rate and 1994 Group Annuity Reserving Table.

1.28
“Prorate Fraction” means a fraction, the numerator of which is the Executive’s years of employment from the Executive’s original date of hire and the denominator of which is set forth in the Executive’s Participation Agreement, provided, however, that the Prorate Fraction shall never exceed “one” (1).

1.29
“Separation from Service” means Executive’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract.  If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.  Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 49% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which Executive performed services for the Bank).  The determination of whether an Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.30
“Specified Employee” means, in the event the Bank or any corporate parent is or becomes publicly traded, a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof.  Notwithstanding anything to the contrary herein, in the event an Executive is a Specified Employee and becomes entitled to a payment hereunder due to Separation from Service for any reason (other than death or Disability), the payments to such Executive shall not commence until the first day of the seventh month following such Separation from Service.  Whether and the extent to which a person is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each calendar year and shall be applicable commencing on the following April 1, in accordance with the rules set forth in the Treasury Regulations under Code Section 409A.

1.31
“Spouse” means the individual to whom Executive is legally married at the time of Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom Executive is legally married at the time of death if Executive and such individual have entered into a formal separation agreement (provided that such separation agreement does not provide otherwise or state that such individual is entitled to a portion of the benefit hereunder).

1.32	“Supplemental Benefit” means a benefit (before taking into account federal and state income taxes) payable to an Executive who satisfies the conditions to receive a benefit as described in this Plan.

1.33	“Treasury Regulations” means the final regulations promulgated under Section 409A of the Code.

1.34	“Vesting Rate” means the rate set forth in the Executive’s Participation Agreement.

1.35
“Yearly Benefit Amount” means the annual amount contingently payable as an Annuity Benefit.  The Yearly Benefit Amount is equal to the percentage of the Executive’s Final Average Compensation set forth in the Executive’s Participation Agreement, multiplied by the Prorate Fraction, and is subject to reduction for early retirement under Section 3.2.

SECTION II
ESTABLISHMENT OF RABBI TRUST

The Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to Executives and their Beneficiaries in such manner and at such times as specified in this Plan. Contributions to a rabbi trust would provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan.  To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Contributions to the rabbi trust may be made during each Plan Year in accordance with the rabbi trust agreement. It is expected that the amount of such contribution(s), if any, would be equal to the full present value of all benefit accruals under this Plan, if any, less: (i) previous contributions made on behalf of Executive to the rabbi trust, and (ii) earnings to date on all such previous contributions. In the event of a Change in Control, the Bank shall transfer to the rabbi trust within thirty (30) days prior to such Change in Control, the present value (applying the Interest Factor applicable to a Change in Control) of an amount sufficient to fully fund the Supplemental Benefit for each Executive covered by this Plan.

SECTION III
BENEFITS

3.1	Separation from Service On or After Benefit Age.

(a)
Calculation of Supplemental Benefit.  If Executive has a Separation from Service (other than due to Cause or death) on or after the attainment of Benefit Age, Executive shall be entitled to a Supplemental Benefit determined in the manner set forth herein. The Supplemental Benefit shall be determined as an Annuity Benefit, at Normal Benefit Date, with payments equal to the Yearly Benefit Amount multiplied by the Prorate Fraction, using actual years of employment and actual Final Average Compensation and subject to Executive’s Vesting Rate.

(b)
Time and Form of Payment.  The Supplemental Benefit shall be paid on Executive’s Normal Benefit Date in a Lump Sum that is the then Present Value of the Annuity Benefit described in Section 3.1(a).  Notwithstanding the foregoing, if Executive’s Participation Agreement so permitted and Executive elected at the time of execution of the Participation Agreement (or in accordance with Section 3.7) to receive another form of benefit, the Supplemental Benefit shall be paid commencing on the Normal Benefit Date in such other form, which also shall be the actuarial equivalent, using the Present Value factors, of the Annuity Benefit described in Section 3.1(a).

3.2	Separation from Service Prior to Benefit Age.

(a)
Calculation of Supplemental Benefit.  If Executive has a Separation from Service (other than due to Cause, death or Disability, or following a Change in Control governed by Section 3.5) prior to the attainment of Benefit Age, Executive shall be entitled to a Supplemental Benefit, determined in the manner set forth herein.  The Supplemental Benefit shall be determined as an Annuity Benefit, at Benefit Age, with payments equal to the Yearly Benefit Amount multiplied by the Prorate Fraction, using actual years of employment and actual Final Average Compensation, subject to Executive’s Vesting Rate and, if Executive’s Normal Benefit Date is prior to age 62, reduced by 6% per year for each year (prorated with respect to partial years) prior to age 62.

(b)
Time and Form of Payment.  The Supplemental Benefit shall be paid on Executive’s Normal Benefit Date in a Lump Sum that is the then Present Value of the Annuity Benefit described in Section 3.2(a).  Notwithstanding the foregoing, if Executive’s Participation Agreement so permitted and Executive elected at the time of execution of the Participation Agreement (or in accordance with Section 3.7) to receive another form of benefit, the Supplemental Benefit shall be paid commencing on the Normal Benefit Date in such other form, which also shall be the actuarial equivalent, using the Present Value factors, of the Annuity Benefit described in Section 3.2(a).

3.3	Disability. The Bank may terminate Executive’s employment upon a determination of Disability.

(a)
Calculation of Supplemental Benefit.  Notwithstanding any other provision hereof, if Executive becomes Disabled prior to Separation from Service and Benefit Age, Executive shall be entitled to a Supplemental Benefit, determined in the manner set forth herein.  The Supplemental Benefit shall be determined as an Annuity Benefit, at Benefit Age, with payments equal to the Yearly Benefit Amount calculated as if:  (i) Executive had completed the years of employment between Disability and Benefit Age, and (ii) Executive’s Final Average Compensation had increased three percent (3%) per year for each calendar year until Executive’s Benefit Age.

(b)
Time and Form of Payment.  The Supplemental Benefit shall be paid on Executive’s Normal Benefit Date (but shall not be reduced for early retirement even if Normal Benefit Date is before age 62), in a Lump Sum that is the then Present Value of the Annuity Benefit described in Section 3.3(a).  Notwithstanding the foregoing, if Executive’s Participation Agreement so permitted and Executive elected at the time of execution of the Participation Agreement (or in accordance with Section 3.7) to receive another form of benefit, the Supplemental Benefit shall be paid commencing on the Normal Benefit Date in such other form, which also shall be the actuarial equivalent, using the Present Value factors, of the Annuity Benefit described in Section 3.3(a).

3.4           Death Benefit.

(a)
If Executive dies prior to Separation from Service, Executive’s Beneficiary shall be entitled to a Lump Sum payment equal to the Lump Sum that would have been payable to Executive under Section 3.1 or 3.2 if Executive had incurred a Separation from Service on the date of death, but without reduction for early retirement.  Such death benefit shall be payable on the Normal Benefit Date.

(b)
If an Executive dies following Separation from Service with a vested Supplemental Benefit, but prior to commencement of benefit payments, Executive’s Beneficiary shall be entitled to the Supplemental Benefit that would have been paid to Executive under the applicable subsection of this Section III (i.e., Section 3.1, 3.2, 3.3 or 3.5), which shall be paid in a Lump Sum on the Normal Benefit Date.

3.5           Benefit Payable Following a Change in Control.

(a)
Calculation of Supplemental Benefit. If a Change in Control occurs and, within a two (2) year period thereafter, Executive has an involuntarily Separation from Service without Cause or a Separation from Service for Good Reason, Executive shall be entitled to a Supplemental Benefit, determined in the manner set forth herein. The Supplemental Benefit shall be determined as an Annuity Benefit, at Benefit Age, with payments equal to the Yearly Benefit Amount calculated as if:  (i) Executive had completed the years of employment between Separation from Service and Benefit Age, and (ii) Executive’s Final Average Compensation had increased three percent (3%) per year for each calendar year until Executive’s Benefit Age.

(b)
Time and Form of Payment.  The Supplemental Benefit shall be paid on Executive’s Normal Benefit Date (but shall not be reduced for early retirement even if Executive’s Normal Benefit Date is before age 62), in a Lump Sum that is the then Present Value of the Annuity Benefit described in Section 3.5(a).  Notwithstanding the foregoing, if Executive elected in the initial execution of the Participation Agreement (or in accordance with Section 3.7) to receive another form of benefit, the Supplemental Benefit shall be paid commencing on the Normal Benefit Date in such other form, which also shall be the actuarial equivalent, using the Present Value factors, of the Annuity Benefit described in Section 3.5(a).

(c)
Change in Control After Payments Commence.  If a Change in Control occurs after benefit payments to Executive have commenced under this Plan in a form other than a Lump Sum, and Executive had so elected in the initial execution of the Participation Agreement, the Present Value of the remaining payments shall be determined and paid to Executive in a Lump Sum 45 days after the date on which the Change in Control occurs.

3.6           Vesting; Termination for Cause.  If Executive has a Separation from Service (other than a separation for Good Reason, an involuntary separation without Cause or a separation due to death or Disability) before the Executive has a vested Annuity Benefit, then no Supplemental Benefit shall be payable hereunder. If Executive is terminated for Cause, all benefits under this Plan shall be forfeited by Executive and Executive’s participation in this Plan shall become null and void.

3.7           Change in Form or Timing of Benefit.  In the event the Executive desires to change the form or time of payment of the Supplemental Retirement Benefit, and such alternate form or time is permitted by the applicable subsection of this Section III, the Executive shall be permitted to make one such change in election, provided the following conditions are satisfied:

(a)	any change in the form or timing must be elected at least 12 months before the benefit would otherwise be paid or commence, and

(b)
any change (in form or timing) results in a five (5) year delay in the commencement of payment.  Accordingly, notwithstanding the time of payment set forth in the applicable section of this Plan, payment shall be made on the fifth anniversary of such date, but shall be calculated using the Normal Benefit Date.

3.8           Section 280G.  Notwithstanding the foregoing provisions of this Section III, if the Supplemental Benefit provided hereunder, either as a stand-alone benefit or when aggregated with other payments to or for the benefit of an Executive that are contingent on a Change in Control, would cause an Executive to have an “excess parachute payment” under Code Section 280G, the Supplemental Benefit and/or other payments shall be reduced to avoid this result.  In the event that such a reduction is necessary, then the amount of severance payable under Executive’s employment agreement or change of control agreement, if any, shall first be reduced, and the Supplemental Benefit payable hereunder shall next be reduced.

SECTION IV
BENEFICIARY DESIGNATION

Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of his Participation Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator, in substantially the form attached as Exhibit A, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Participation Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V
EXECUTIVE’S RIGHT TO ASSETS:
ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of Executive, any Beneficiary, or any other person claiming through Executive under this Plan, shall be solely those of an unsecured general creditor of the Bank. Executive, the Beneficiary, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION VI
ACT PROVISIONS

6.1
Named Fiduciary and Administrator.  The Bank shall be the Named Fiduciary and Administrator of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.2
Claims Procedure and Arbitration.  In the event that benefits under this Plan are not paid to Executive (or to his Beneficiary in the case of Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within thirty (30) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Participation Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan, the Participation Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Participation Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Participation Agreement or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION VII
MISCELLANEOUS

7.1
No Effect on Employment Rights.  Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

7.2
Governing Law.  The Plan is established under, and will be construed according to, the laws of the state of Connecticut, to the extent such laws are not preempted by the Act or the Code and applicable regulations published thereunder.

7.3
Severability and Interpretation of Provisions.  In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

7.4
Incapacity of Recipient.  In the event Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

7.5
Limitations on Liability.   Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of the Bank shall be personally liable to Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.6	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

7.7
Effect on Other Corporate Benefit Plans.  Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

7.8	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Executive, his successors, heirs, executors, administrators, and Beneficiaries.

7.9
Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.10	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

7.11
12 U.S.C. § 1828(k).  Any payments made to Executive pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

7.12
Payment of Employment and Code Section 409A Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.13	Non-Competition, Confidentiality and Information/Cooperation

(a)
Non-Competition.  The benefits provided to Executives under this Plan are specifically conditioned on each Executive’s covenant that, during and for a period of one (1) year following the Executive’s Separation from Service with the Bank (or if Executive is a party to a separate employment agreement or change in control agreement that contains a non-compete provision, then for such period as set forth in such other agreement in lieu of the period set forth herein), that such Executive will not, without the written consent of the Bank, either directly or indirectly:

i.
solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any affiliate of the Bank, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business which operates an insured depository institution that competes with the Bank or any affiliate of the Bank, that is: (i) headquartered within fifteen (15) miles of a Bank branch office or any proposed Bank branch office for which the Bank has filed an application for regulatory approval to establish an office (“Restricted Territory”), determined on the earlier of the date of occurrence of the solicitation or the effective date of termination of employment, or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed to directly solicit business or have other direct solicitation responsibilities or solicitation duties within the Restricted Territory;

ii.
become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company or any other business which operates an insured depository institution that competes with the business of the Bank or any affiliate of the Bank, that is: (i) headquartered within the Restricted Territory, determined on the earlier of the date of occurrence of the event or the effective date of termination of employment, or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed to directly solicit business or have other direct solicitation responsibilities or solicitation duties within the Restricted Territory; or

iii.
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(b)
Confidentiality.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank.

(c)
Information/Disclosure.  During his employment and for a period of one (1) year following his termination of employment with the Bank, Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.  Executive shall be paid or reimbursed for all reasonable expenses incurred by Executive in connection with the rendering of such assistance to the Bank.  Such reimbursement shall occur no later than sixty (60) days after the end of the calendar year in which Executive incurs such expense.

(d)
Effect of violation. In the event that the Executive violates any of the provisions of this Section, all Supplemental Benefits payable to Executive shall cease and any Supplemental Benefits previously paid shall be reimbursed to the Bank within thirty (30) days of the Bank’s notification to Executive that this provision has been violated.

SECTION VIII
AMENDMENT/TERMINATION

8.1
Amendment or Modification.  This Plan may be amended or modified at any time, provided, however, that no such amendment may serve to reduce the vested Accrued Annuity Benefit of any Executive, and provided further, that no amendment or modification shall be valid if it violates Code Section 409A, as in effect at the time of such amendment or modification.

8.2
Termination of Plan.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Bank shall pay out to Executive his benefit as if Executive had terminated employment as of the effective date of the complete termination.  Such payment shall occur only under the following circumstances and conditions:

(a)
The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan (e.g., the accrued Annuity Benefit) are included in Executive’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)
The Board may terminate the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.  Following the termination of the Plan, the amount payable to Executive shall be the amount to which Executive is entitled upon a Change in Control, as set forth in Executive’s Participation Agreement.

SECTION IX
EXECUTION

9.1
This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

9.2	This Plan shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on this 30th day of December, 2009.

ATTEST:	FARMINGTON BANK

/s/ Brenda O. Kowalski	By:	/s/ Lee D. Nordstrom
Secretary
	Title:	SVP Human Resources